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[LOGO]  WSFS    Financial        | 838 Market Street, Wilmington, Delaware 19801
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                                                                   PRESS RELEASE


FOR IMMEDIATE RELEASE                                        Media Contact:
                                                             Stephanie Arnold
                                                             (302) 571-5259

                                                             Investor Relations:
                                                             Stephen A. Fowle
                                                             (302) 571-6833

February 22, 2007


                      WSFS FINANCIAL CORPORATION ANNOUNCES
                              LEADERSHIP TRANSITION

WILMINGTON, Del.--WSFS Financial Corporation (NASDAQ/NMS: WSFS) announces the appointment of Mark A. Turner as President, Chief Executive Officer and member of the Board of Directors of both WSFS Financial Corporation and its principal subsidiary WSFS Bank, effective on the date of the annual shareholders meeting, April 26, 2007. Marvin N. "Skip" Schoenhals, current Chairman, President and CEO, will continue to serve as the full-time Chairman of WSFS Financial Corporation and WSFS Bank. The transition is part of a succession plan developed five years ago by WSFS management and the Board of Directors.

Mr. Turner joined WSFS in 1996, having previously worked for Meridian Bank and the professional services firm of KPMG. From 1998 through 2004 he was the Chief Financial Officer for WSFS, with responsibility for finance, accounting, investor relations, corporate development and risk management. Since 2001, he has also served WSFS as Co-Chief Operating Officer, most recently leading nearly 500 Associates with responsibility for retail banking, marketing, human resources, facilities, technology and operations. Additionally, since 2001, with Mr. Schoenhals, Mr. Turner has served as a member of WSFS' Office of the Chief Executive Officer (OCEO), which has been responsible for both developing the Company's culture and designing and executing the Company's strategic plan.

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"Mark is a strong  leader,  and as a member  of the OCEO he  helped  steer  WSFS towards both capturing opportunity and developing a focused business strategy. We have also assembled a strong senior management team, and under this new leadership structure the Bank will continue to thrive," said Mr. Schoenhals.

Mr. Turner earned his MBA from the Wharton School, University of Pennsylvania. He also earned a Master's Degree in Executive Leadership from the University of Nebraska-Lincoln (UNL), co-sponsored by The Gallup Organization. He graduated from LaSalle University in Philadelphia with a dual major in accounting and management and earned his CPA in 1987.

Mr. Turner is also very active in the Bank's communities. He serves on the Boards of Directors of the Delaware Bankers Association, Delaware State Chamber of Commerce, the Delaware Chapter of the March of Dimes (past Chairman), the Delaware Community Foundation (past Finance Committee Chairman), the Lincoln Club of Delaware and the WSFS Foundation. He also is a member of the Board of Trustees of Christiana Care, Inc., Delaware's largest hospital system.

Mr. Schoenhals joined WSFS Financial Corporation in 1990 as President and Chief Executive Officer of both WSFS Financial Corporation and WSFS Bank, and was elected Chairman of WSFS Financial Corporation in 1992. In continuing as Chairman, Mr. Schoenhals will focus on Board leadership and strategic issues, and will also provide counsel and support to management on a day-to-day basis. In addition, consistent with the Bank's locally-oriented business model, Mr. Schoenhals will continue to be active in the community, serving many professional, business and civic organizations.

As a locally-managed, independent bank, WSFS has been a top-performing organization over the past generation. For the last ten years, through the end of 2006, WSFS stock has returned a compounded annual return of 21.5%, compared to 12.9% for the NASDAQ Bank Index and 8.4% for the Standard & Poor's 500 Index. For the past five years, WSFS returns are even more impressive, as an investment in WSFS stock returned a

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compounded annual return of 31.6% to its shareholders, compared to 12.4% for the
NASDAQ Bank Index and 6.1% for the Standard & Poor's 500 Index.

"Under Skip's leadership, the WSFS team has delivered world-class service to customers and provided tremendous returns to shareholders," said Mr. Turner. "The engaged Associates of WSFS will continue to strengthen relationships with, and create substantial value for our customers, our owners and our communities."

About WSFS Financial Corporation

WSFS Financial Corporation is a $3.0 billion financial services company. Its principal subsidiary, Wilmington Savings Fund Society, FSB, currently operates 28 retail banking offices in all three counties in Delaware, as well as Chester and Delaware counties in Pennsylvania, providing banking services under the WSFS Bank brand, and wealth management and personal trust services under Wilmington Advisors, a division of WSFS Bank. Other WSFS subsidiaries include: WSFS Investment Group, Inc., Montchanin Capital Management, Inc., and WSFS Reit, Inc. WSFS, celebrating its 175th anniversary, is one of the ten oldest continuously-operating banks in the United States. For more information, please visit the Bank's website at www.wsfsbank.com.

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         Statements  contained  in this news  release  which are not  historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to
time.  The  Corporation  does  not  undertake  to  update  any   forward-looking
statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation.

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